Exhibit 99.1

PRESS RELEASE

PIONEER NATURAL RESOURCES ANNOUNCES CASH TENDER OFFER FOR UP TO $500

MILLION AGGREGATE PRINCIPAL AMOUNT OF CERTAIN OF ITS OUTSTANDING DEBT

SECURITIES

DALLAS, TX — (BUSINESS WIRE) – May 11, 2020 — Pioneer Natural Resources Company (NYSE: PXD) (“Pioneer” or “the Company”) announced today the commencement of cash tender offers (the “Tender Offers”) to purchase up to $500 million aggregate principal amount (the “Aggregate Maximum Tender Amount”) of its outstanding 3.45% senior notes due 2021 (the “2021 Notes”), 3.95% senior notes due 2022 (the “2022 Notes”) and 7.20% senior notes due 2028 (the “2028 Notes”) (collectively, the “Notes”) in the priorities set forth in the table below.

The following table sets forth certain terms of the Tender Offers:

				Dollars per $1,000 Principal Amount of Notes
Title of Notes	CUSIP Numbers / ISIN	Aggregate Principal Amount Outstanding(1)	Acceptance Priority Level	Tender Offer Consideration(2)	Early Tender Premium	Total Consideration(2)(3)
3.45% Senior Notes due 2021	723787AL1 / US723787AL19	$500,000,000	1	$983.00	$30.00	$1,013.00
3.95% Senior Notes due 2022	723787AK3 / US723787AK36	$600,000,000	2	$1,015.00	$30.00	$1,045.00
7.20% Senior Notes due 2028	723787AB3 / US723787AB37	$250,000,000	3	$1,105.00	$30.00	$1,135.00

(1)	As of the date of the Offer to Purchase.
(2)

Holders will also receive accrued and unpaid interest from the applicable last interest payment with respect to the Notes accepted for purchase to, but not including, the Early Settlement Date (as defined below) or the Final Settlement Date (as defined below), as applicable.

(3)	Includes the Early Tender Premium.

The terms and conditions of the Tender Offers are described in an Offer to Purchase, dated May 11, 2020 (the “Offer to Purchase”). Pioneer intends to fund the Tender Offers, including accrued interest and fees and expenses payable in connection with the Tender Offers, with the net proceeds of its separately announced proposed private offering of convertible debt securities (the “Debt Financing”).

Holders of Notes that are validly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on May 22, 2020 (such date and time, as it may be extended, the “Early Tender Date”) and accepted for purchase pursuant to the Tender Offers will receive the applicable Total Consideration set forth in the table above, which includes an early tender premium of $30.00 per $1,000 principal amount of the Notes accepted for purchase (the “Early Tender Premium”). Holders of Notes tendering their Notes after the Early Tender Date and prior to the Expiration Date will only be eligible to receive the applicable Tender Offer Consideration for such series of Notes set forth in the table above, which is the applicable Total Consideration minus the Early Tender Premium.

In addition to the Tender Offer Consideration or the Total Consideration, as applicable, all holders of Notes accepted for purchase will receive accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of Notes up to, but not including, the applicable Settlement Date (as defined below) for such Notes.

Tendered Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on May 22, 2020 (the “Withdrawal Date”) and may not be validly withdrawn thereafter except as provided in the Offer to Purchase or applicable law.

The Tender Offers will expire at 11:59 p.m., New York City time, on June 8, 2020, unless extended by Pioneer in its sole discretion (the “Expiration Date”).

Provided that the conditions to the applicable Tender Offer have been satisfied or waived, and assuming acceptance for purchase by Pioneer of the Notes validly tendered pursuant to the Tender Offers, (i) payment for Notes validly tendered at or prior to the Early Tender Date and accepted for purchase in the Tender Offers will be made on the settlement date that is expected to be the second business day following the Early Tender Date, or as promptly as practicable thereafter (the “Early Settlement Date”) and (ii) payment for any Notes validly tendered after the Early Tender Date, but at or prior to the Expiration Date, and accepted for purchase in the Tender Offers will be made on the settlement date that is expected to be the second business day following the Expiration Date (the “Final Settlement Date” and, together with the related Early Settlement Date, the “Settlement Dates”).

Subject to the Aggregate Maximum Tender Amount and proration, the Notes accepted for payment on any Settlement Date will be accepted in accordance with their Acceptance Priority Levels set forth in the table above, with 1 being the highest Acceptance Priority Level and 3 being the lowest Acceptance Priority Level; provided that Notes tendered at or prior to the Early Tender Date will be accepted for purchase with priority over Notes tendered after the Early Tender Date, even if such Notes tendered after the Early Tender Date have a higher Acceptance Priority Level.

Acceptance for tenders of any Notes may be subject to proration if the aggregate principal amount for any series of Notes validly tendered and not validly withdrawn would cause the Aggregate Maximum Tender Amount to be exceeded. Furthermore, if the Tender Offers are fully subscribed as of the Early Tender Date, holders who validly tender Notes after the Early Tender Date will not have any of such Notes accepted for purchase.

The Company reserves the right, but is under no obligation, to increase the Aggregate Maximum Tender Amount at any time, subject to compliance with applicable law, which could result in the Company purchasing a greater aggregate principal amount of Notes in the Tender Offers. There can be no assurance that the Company will exercise its right to increase the Aggregate Maximum Tender Amount. If the Company increases the Aggregate Maximum Tender Amount, it does not expect to extend the Withdrawal Date, subject to applicable law. Accordingly, holders should not tender any Notes that they do not wish to have purchased in the Tender Offers.

The Tender Offers are not contingent upon the tender of any minimum principal amount of Notes. Pioneer’s obligation to accept for purchase and to pay for the Notes validly tendered in any Tender Offer is subject to and conditioned on the satisfaction or waiver of the conditions described in the Offer to Purchase, including the completion of the Debt Financing. Pioneer reserves the right, subject to applicable law, to: (a) extend the Early Tender Date, Withdrawal Date or Expiration Date to a later date and time as announced by the Company; (b) increase the Aggregate Maximum Tender Amount; (c) waive or modify in whole or in part any or all conditions to the Tender Offers; (d) delay the acceptance for purchase of any Notes or delay the purchase of any Notes; or (e) otherwise modify or terminate one or more of the Tender Offers.

The dealer managers for the Tender Offers are Credit Suisse Securities and Goldman Sachs & Co. LLC. Any questions regarding the terms of the Tender Offers should be directed to the Dealer Managers, Credit Suisse Securities at (toll-free) (800) 820-1653 or (collect) (212) 538-5828 or Goldman Sachs & Co. LLC, at (toll-free) (800) 828-3182 or (U.S.) (212) 902-6941. The information agent and tender agent is D.F. King & Co., Inc. Any questions regarding procedures for tendering Notes or requests for copies of the Offer to Purchase or other documents relating to the Tender Offers should be directed to the information agent for the Tender Offers, D.F. King & Co., Inc., at (866) 751-6311 (toll-free) or (212) 269-5550 (all others).

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The offer is being made solely pursuant to the terms and conditions set forth in the Offer to Purchase. Nothing contained herein shall constitute an offer of the debt securities that are the subject of the Debt Financing.

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Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, the impact of a widespread outbreak of an illness, such as the COVID-19 pandemic, global and U.S. economic activity, government regulation or action, Pioneer’s ability to implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility, investment instruments and derivative contracts and purchasers of Pioneer’s oil, natural gas liquids and gas production, and acts of war or terrorism. These and other risks are described in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

Source: Pioneer Natural Resources Company

Pioneer Natural Resources Company

Investors

Neal Shah - 972-969-3900

Tom Fitter - 972-969-1821

Michael McNamara - 972-969-3592

Media and Public Affairs

Tadd Owens - 972-969-5760